As filed with the Securities and Exchange Commission on October 15, 2026
Registration No. 333-203390
Registration No. 333-219442
Registration No. 333-227464

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203390
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219442
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-227464

UNDER
THE SECURITIES ACT OF 1933
ASML Holding N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
De Run 6501
5504 DR Veldhoven
The Netherlands
Tel: 31-40-268-3000
(Address of Principal Executive Offices)

ASML Board of Management Umbrella Share Plan
ASML Employee Umbrella Share Plan
ASML Share and Option Purchase Plan

(Full Title of the Plan)

ASML US, LLC
2650 W. Geronimo Place
Chandler, AZ 85224
(Name and Address of Agent For Service)
800 227 6462
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
James A. McDonald, Esq.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate

London, EC2N 4BQ
United Kingdom
+44 20 7519-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer ☐
Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES
ASML Holding N.V. (the “Company”), is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its ordinary shares, par value €0.09 per share (the “Ordinary Shares”) and options to acquire Ordinary Shares, that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by the Company with the Securities and Exchange Commission (the “SEC”):
•Registration Statement on Form S-8, File No. 333-203390, filed with the SEC on April 13, 2015, relating to the registration of Ordinary Shares and options to acquire Ordinary Shares issuable under the ASML Board of Management Umbrella Share Plan, the ASML Employee Umbrella Share Plan and the ASML Share and Option Purchase Plan.
•Registration Statement on Form S-8, File No. 333-219442, filed with the SEC on July 25, 2017, relating to the registration of Ordinary Shares and options to acquire Ordinary Shares issuable under the ASML Board of Management Umbrella Share Plan, the ASML Employee Umbrella Share Plan and the ASML Share and Option Purchase Plan, and
•Registration Statement on Form S-8, File No. 333-227464, filed with the SEC on September 21, 2018, relating to the registration of Ordinary Shares under the ASML Board of Management Umbrella Share Plan, the ASML Employee Umbrella Share Plan and the ASML Share and Option Purchase Plan.
The Company hereby amends the Registration Statements to remove from registration all of the Company’s securities registered under the Registration Statements that have not yet been issued under the Registration Statements as of the date hereof, if any.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto authorized, in the city of Veldhoven, The Netherlands on this, October 15, 2026.
ASML Holding N.V.
By:    /s/ Christophe D. Fouquet
    Name:    Christophe D. Fouquet
    Title:    President, Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Christophe D. Fouquet and Roger J.M. Dassen, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of ASML Holding N.V., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons, in the capacities indicated and on October 15, 2026.

Signature	Title

/s/ Christophe D. Fouquet	President, Chief Executive Officer
Name: Christophe D. Fouquet
/s/ Roger J.M. Dassen	Executive Vice President, Chief Financial Officer
Name: Roger J.M. Dassen
/s/ Nils Andersen	Chair of the Supervisory Board
Name: Nils Andersen
/s/ Terri Kelly	Vice Chair of the Supervisory Board
Name: Terri Kelly
/s/ Birgit Conix	Member of the Supervisory Board
Name: Birgit Conix
/s/ Mark Durcan	Member of the Supervisory Board
Name: Mark Durcan
/s/ Warren East	Member of the Supervisory Board
Name: Warren East
/s/ Karien van Gennip	Member of the Supervisory Board
Name: Karien van Gennip
/s/ Jack de Kreij	Member of the Supervisory Board
Name: Jack de Kreij
/s/ Benjamin Loh	Member of the Supervisory Board
Name: Benjamin Loh

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ASML Holding N.V. has signed this registration statement or amendment thereto in Washington D.C., United States on October 15, 2026.
Authorized Representative in the United States
By:    /s/ Elizabeth Zane
    Name:    Elizabeth Zane
    Title:    Secretary of ASML US, LLC